Exhibit 99.1

ARTICLE VII - Amended and Restated Certificate of Incorporation
of
Hawaiian Telcom Holdco, Inc.

Section 7.01.        In the event that at least 30 percentage points of “owner shift” has occurred with respect to the Corporation’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, “Section 382”) since the Corporation’s most recent “ownership change,” as reasonably determined by the Corporation (in consultation with outside counsel) in accordance with Section 382, then the restrictions on the trading of the Corporation’s stock as set forth in this Article VII shall automatically take effect.

Section 7.02.        If trading restrictions on transfers of the Corporation’s stock take effect pursuant to Section 7.01 hereof, the Corporation shall promptly announce the terms of such trading restrictions by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission.  The terms of such restrictions, including the form of any notice or application documentation that may be associated with such restrictions, shall also be described by the Corporation in each quarterly and annual report filed by the Corporation with the Securities and Exchange Commission.  For purposes of these restrictions, all references to a “4.75% stockholder” shall be interpreted to be consistent with the definition of a “5-percent stockholder” under Section 382.

Section 7.03.        If trading restrictions on transfers of the Corporation’s stock take effect pursuant to Section 7.01, the principal terms of such trading restrictions shall be as follows.  The Board of Directors shall have the authority in its sole discretion to determine and establish the definitive and ancillary terms of such trading restrictions, so long as such terms are consistent with the provisions of this Article VII.

(A)          Any acquisition of the Corporation’s stock by a person or entity who is not a 4.75% stockholder of the Corporation will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 4.75% stockholder of the Corporation, unless the acquisition of such stock (i) was previously approved in writing by the Corporation’s Board of Directors, or (ii) will not result in an increase in an “owner shift” for purposes of Section 382 in excess of any “owner shift” that would have occurred if the seller had sold the same amount of stock through general public market transactions (e.g., because the stock is purchased from another 4.75% stockholder whose stock acquisition had caused an owner shift) (a “Permitted Acquisition”).  Any acquisition of stock that is neither approved by the Corporation’s Board of Directors nor a Permitted Acquisition will be null and void ab initio as to the purchaser.

(B)           Any stockholder of the Corporation seeking to use the “Permitted Acquisition” exception in the case of Section 7.03(A) above shall, prior to such Permitted Acquisition, notify the Corporation in writing of such transaction and provide relevant factual information sufficient to establish that the acquisition will qualify as a Permitted Acquisition.  If the Corporation shall not agree that such acquisition is a Permitted Acquisition, such stockholder shall be permitted to engage in such acquisition only if either (i) the stockholder obtains a private letter ruling from the IRS that such acquisition is a Permitted Acquisition, or (ii) the stockholder obtains an opinion letter from a nationally recognized law or accounting firm reasonably satisfactory to the Corporation that such acquisition “will” be a Permitted Acquisition.

(C)           The trading restrictions shall expire on the second anniversary of the date on which the Corporation emerges from Chapter 11 bankruptcy protection; provided, however, that the Board of Directors may determine to extend the trading restrictions for an additional period of time and shall announce such extension, if any, by press release and the filing of a Form 8-K.

(D)          No stockholder shall be subject to any limitations on the disposition of shares as a result of this Article VII.

Section 7.04.        All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide the following information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock: (A) the dates of the acquisition and disposition of all such stock and (B) the amounts of such acquisitions and dispositions.  Such information shall be provided by the stockholder to the Corporation on a confidential basis within five business days (i) after such stockholder has acquired an amount of stock of the Corporation that would require such stockholder to later file a Schedule 13D or 13G (assuming it continued to hold such stock through the end of the year) and (ii) from time to time thereafter upon increasing its direct or indirect beneficial ownership by more than two percent of the Corporation’s stock.  In addition, each such stockholder, upon the request of the Corporation shall within five business days provide such other information as may be reasonably necessary for the Corporation to determine the effect of such acquisition or disposition on the Corporation’s net operating loss carryforward or as may be required by applicable law or regulation.

Section 7.05.        Except as provided in this Amended and Restated Certificate of Incorporation, after the date hereof, the Corporation shall not impose any trading restrictions on transfers of the Corporation’s stock.

Section 7.06.        Unless otherwise defined herein, all terms used in this Article VII are intended to have the meanings ascribed to them under Section 382 and shall be construed accordingly.